Exhibit 10.5

DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

Community Health Systems, Inc.

2009 Stock Option and Award Plan

THIS AGREEMENT between the Grantee and Community Health Systems, Inc., a Delaware corporation (the “Company”), governs an Award of Restricted Stock Units in the amount and on the date specified in the Grantee’s Award notification (the “Date of Grant”);

WHEREAS, the Company has adopted the Community Health Systems, Inc. 2009 Stock Option and Award Plan (the “Plan”) in order to provide additional incentive to certain employees and directors of the Company and its Subsidiaries;

WHEREAS, the Plan provides for grants of Restricted Stock Units (“Units”) to Eligible Individuals; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has approved this form of Agreement and desires to make the Award as specified herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Grant of Restricted Stock Units; Purchase Price.

The Company hereby grants to the Grantee an Award of Restricted Stock Units in respect of the number of Units set out in an electronic notification by the Company’s stock option plan administrator (the “Plan Administrator”).

The price to be paid by the Grantee in respect of each Unit shall be Zero Dollars ($).

This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Vesting Generally.

Except as provided in Sections 3 and 4 hereof, the Award shall vest in respect of one-third (1/3) of the Units subject to the Award (rounded to the nearest whole Unit, if necessary), on each of the first three (3) anniversaries of the Date of Grant.

Upon the vesting of Units pursuant to this Section 2 or pursuant to Section 3 or 4 hereof, the Company or its Plan Administrator shall, without the requirement of any notice or action on the part of the Grantee, take such action as may be necessary under applicable law to effect the issuance to the Grantee (or following the Grantee’s death, the executors or administrators of the Grantee’s estate) of the number of Shares to which such vested Units relate.

The Grantee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares until the Company or the Plan Administrator shall have issued the Shares to the Grantee and his name shall have been entered as a shareholder of record (or the Grantee’s ownership recorded via his nominee) on the books of the Company. Upon the occurrence of the foregoing events, the Grantee shall have full voting and other ownership rights with respect to such Shares.

3.	Effect of Certain Terminations of Service.

If the Grantee’s service as a member of the Board of Directors terminates as a result of his or her death, Disability, or for any reason other than for Cause, in each case if such termination occurs on or after the Date of Grant, the Award shall immediately vest in respect of all Units as to which had not previously become vested pursuant to Section 2 or 4 hereof as of the date of such termination.

4.	Effect of Change in Control.

In the event of a Change in Control of the Company at any time on or after the Date of Grant, the terms of the Plan shall control the vesting of any Units which have not become vested in accordance with Section 2 hereof.

5.	Forfeiture of Restricted Stock Units.

In addition to the circumstance described in Section 6 hereof, the Award (and any and all Units in respect thereof), to the extent it has not become vested in accordance with Section 2, 3 or 4 hereof, shall be forfeited upon the termination of the Grantee’s service as a member of the Board of Directors for any reason other than those set forth in Section 3 hereof prior to such vesting.

6.	Acknowledgement and Acceptance of Award Agreement.

The Award shall be subject to the Grantee’s acknowledgement and acceptance of the Award and the terms of this Agreement to the Company or its Plan Administrator (including by electronic means, if so provided) no later than the earlier of (i) 180 days from the Date of Grant and (ii) the date that is immediately prior to the date that the Award vests pursuant to Section 3 or 4 hereof (the “Return Date”); provided that if the Grantee dies before the Return Date, this requirement shall be deemed to be satisfied if the executor or administrator of the Grantee’s estate acknowledges and accepts this Agreement through the Company or its Plan Administrator no later than ninety (90) days following the Grantee’s death (the “Executor Return Date”). If this Agreement is not so acknowledged and accepted on or prior to the Return Date or the Executor Return Date, as applicable, the Award (and any and all Units in respect thereof) shall be forfeited, and neither the Grantee nor the Grantee’s heirs, executors, administrators and successors shall have any rights with respect thereto.

7.	No Right to Continued Service.

Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company to terminate the Grantee’s service on its Board of Directors, nor confer upon the Grantee any right to continuing such service as a Board member.

8.	No Withholding of Taxes.

Upon the release of restrictions and subsequent delivery of the common stock underlying the Restricted Stock Units, by electronic means or by way of a stock certificate, Grantee will become subject to federal, state and local income taxes and other amounts as may be required by law, if any, with respect to such Shares. By acknowledging and accepting this Agreement in the manner provided in Section 6 hereof, the Grantee acknowledges that the Company will be required to report the compensation to the IRS, that the Grantee will be responsible for his or her tax liability, if any, and that the Company’s Plan Administrator will prepare or cause to be prepared an IRS Form 1099 on behalf of the Grantee.

9.	Non-Transferability.

The Award shall not be transferable other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; provided, however, that the Award may be transferred to members of the Grantee’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners. For this purpose, immediate family means the Grantee’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren.

10.	Acknowledgement that Grantee is Bound by the Plan.

By acknowledging and accepting this Award and the terms of this Agreement the Grantee hereby confirms the availability and his or her review of a copy of the Plan and the Prospectus, and other documents provided to the Grantee in connection with this Award by the Company or its Plan Administrator, and the Grantee agrees to be bound by all the terms and provisions thereof.

11.	Modification of Agreement.

This Agreement may be modified, amended, supplemented or terminated, and any terms or conditions may be waived, but only by a written instrument executed by both parties hereto; provided that the Company may modify, amend, supplement or terminate this Agreement in a writing signed by the Company without any further action by the Grantee if such modification, amendment, supplement or termination does not adversely affect the Grantee’s rights hereunder.

12.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

14.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Company and all rights granted to the Grantee under this Agreement shall be binding upon the Company’s successors and the Grantee’s heirs, executors, administrators and successors.

15.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall first be referred to the Chief Executive Officer for informal resolution, and if necessary, referred to the Committee for its determination. Any determination made hereunder shall be final, binding and conclusive on the Grantee, his or her heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

16.	Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

17.	Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18.	Notice.

All notifications and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been given when received by the party to whom such notice is to be given at its address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

(a) If to the Company, by regular mail to:

Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, TN 37067

Attention: General Counsel

(b) If to the Grantee or his or her legal representative, to such person at the address as reflected in the records of the Company.

19.	Consent to Jurisdiction.

Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Tennessee and of the United States of America, in each case located in the County of Williamson, for any actions, suits or proceedings arising out of or relating to this Agreement, the Award or the Plan and the transactions contemplated hereby and thereby (“Litigation”) (and agrees not to commence any Litigation except in any such court), and further agrees that service of process, summons, notice or document by U.S. certified mail to such party’s respective address set forth in Section 18 hereof shall be effective service of process for any Litigation brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation in the courts of the State of Tennessee or of the United States of America, in each case located in the County of Williamson, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Litigation brought in any such court has been brought in an inconvenient forum.

20.	Deemed Execution.

On the date of the Grantee’s electronic acceptance of the terms of the Award and this Agreement, this Agreement shall be deemed to have been executed and delivered by the Grantee and the Company.

COMMUNITY HEALTH SYSTEMS, INC.

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